Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-00000) and related Prospectus of MAKO Surgical Corp. for the registration of 741,075 shares of its common stock and to the incorporation by reference therein of our report dated March 10, 2009, with respect to the financial statements of MAKO Surgical Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida
March 10, 2009

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